UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2006

WELLCARE HEALTH PLANS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32209	47-0937650
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

8725 Henderson Road, Renaissance One
Tampa, Florida	33634
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 290-6200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 27, 2006 the Compensation Committee of the Board of Directors of the Registrant amended the WellCare Health Plans, Inc. 2005 Employee Stock Purchase Plan, which is a plan intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code that allows eligible employees of the Registrant to purchase shares of the Registrant’s common stock at a pre-determined discount, to increase the annual contribution limitation per participant from $3,000 to $5,000.  The amendment is effective for all offering periods commencing after December 31, 2006.  The amendment is attached as Exhibit 10.1 to this Current Report on Form 8-K.

In addition, on September 28, 2006 the Registrant and certain subsidiaries of the Registrant entered into a Second Amendment to Credit Agreement (the "Second Amendment") pursuant to which the Credit Agreement, dated as of May 13, 2004 and amended as of September 1, 2005 (the “Amended Credit Agreement”), by and among the Registrant and certain of its subsidiaries, the lenders identified in the Amended Credit Agreement, and Wachovia Bank, National Association, as administrative agent, collateral agent and issuing bank, was amended to increase the amount of capital expenditures that the Registrant is permitted to incur on an annual basis beginning in 2006.  The Second Amendment is attached as Exhibit 10.2 to this Current Report on Form 8-K.
The foregoing descriptions do not purport to be complete statements of the parties’ rights and obligations under the above-described documents. The above descriptions are qualified in their entirety by reference to the documents which are filed as exhibits hereto.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	WellCare Health Plans, Inc. 2005 Employee Stock Purchase Plan Amendment No. 1
10.2	Second Amendment to Credit Agreement, dated as of September 28, 2006, by and among the Registrant, certain subsidiaries of the Registrant, certain lenders and Wachovia Bank, National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLCARE HEALTH PLANS, INC.
Date: September 29, 2006	/s/ Paul Behrens Paul Behrens Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	WellCare Health Plans, Inc. 2005 Employee Stock Purchase Plan Amendment No. 1
10.2	Second Amendment to Credit Agreement, dated as of September 28, 2006, by and among the Registrant, certain subsidiaries of the Registrant, certain lenders and Wachovia Bank, National Association.